The Bank of New York Mellon
240 Greenwich Street
New York, NY 10286

September 13, 2018

Dear Mr. Malaspina,

Re:	Form of Consent and Acknowledgement Regarding Resolution Powers (“Consent”)

Reference is made to the Securities Lending Authorization Agreement (the “SLAA”) between you and The Bank of New York Mellon (“Agent”), which, among other things, outlines the terms and conditions under which Agent may lend securities on your behalf to certain approved borrowers (“Borrowers”). We also refer to the accompanying educational materials issued by the Risk Management Association (available on the RMA website as provided in Exhibit A), which provide background information for this Consent.

You agree that, in each case solely for the purpose of complying with the Resolution Regulations (defined in Exhibit B), Agent may, on your behalf:

(1) agree to amend the SLAA and any master securities loan agreement, master repurchase agreement and any other agreement entered into by Agent on your behalf pursuant to the SLAA, whether in the form of industry standard or bespoke agreements (the “Applicable Agreements”) including, but not limited to, agreeing to contractually acknowledge stays and overrides of default rights that would be applicable under special resolution regimes (“SRRs”) (as defined in Exhibit B) and the potential bail-in of liabilities under SRRs;

(2) adhere to any protocols published by the International Swaps and Derivatives Association, Inc. on your behalf, including the ISDA Resolution Stay Jurisdictional Modular Protocol and any Jurisdictional Modules thereto,1 with respect to the Applicable Agreements (which may include the ISDA 2018 U.S. Resolution Stay Protocol in respect of the Resolution Regulations applicable to Agent); and/or

(3) take any other action on your behalf that Agent, in its sole discretion, deems to be necessary to comply with the Resolution Regulations.

[1]	Available at https://www2.isda.org/functional-areas/protocol-management/protocol/24.

In the event of any conflict between the terms of the SLAA and this Consent, the terms of this Consent shall prevail. This Consent shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of law principles thereof.

Please confirm your agreement and acceptance of this consent and its contents by returning the executed counterpart to the attention of the undersigned by December 1, 2018.

[signature page follows]

Very truly yours,

THE BANK OF NEW YORK MELLON

By:

Name:	William P. Kelly

Title:	Managing Director

Accepted and Agreed:

CHOU AMERICA MUTUAL FUNDS

By:

Name:	Francis Chou

Title:	Portfolio Manager

Exhibit A

Educational Flyer

Educational Information for Beneficial Owners Flyer can be downloaded at

https://www.rmahq.org/stay-protocol/

Exhibit B

Special Resolution Regimes and Non-Exclusive List of Resolution Regulations

In response to the financial crisis of 2007-2009, lawmakers around the world have enacted, or are in the process of enacting, statutory regimes aimed at enhancing the orderly resolution of large financial institutions. These statutory regimes are commonly referred to as “special resolution regimes” (“SRRs”). SRRs may provide resolution authorities with various powers, including, but not limited to, the ability to temporarily stay or permanently override certain contractual rights, including termination rights based on the insolvency or resolution of the financial institution, and the ability to bail-in certain liabilities (including writing down the value of certain liabilities and/or converting such liabilities into equity) (collectively, “Resolution Powers”).

In order to ensure the cross-border applicability of these Resolution Powers, certain Borrowers have been, or will be required by laws, regulations or other binding guidance (“Resolution Regulations”) to amend agreements with certain counterparties to affirm that the exercise of these Resolution Powers will be effective notwithstanding, among other things, the governing law of the agreements. A nonexclusive list of Resolution Regulations is listed below:

Germany

Gesetz zur Sanierung und Abwicklung von Instituten und Finanzgruppen, Sanierungs-und Abwicklungsgesetz [German Act on the Reorganisation and Liquidation of Credit Institutions], December 10, 2014, § 60a, as amended by Gesetz zur Anpassung des nationalen Bankenabwicklungsrechts an den Einheitlichen Abwicklungsmechanismus und die europäischen Vorgaben zur Bankenabgabe, November 2, 2015, Artikel 1(17).

Japan

Section III-11 of Comprehensive Guidelines for Supervision of Major Banks, etc.

Switzerland

Verordnung über die Banken und Sparkassen (Bankenverordnung, BankV) [Banking Ordinance of 30 April 2014], SR 952.02, art. 12 paragraph 2bis.

Verordnung der Eidgenössischen Finanzmarktaufsicht über die Insolvenz von Banken und Effektenhändlern (Bankeninsolvenzverordnung-FINMA, BIV-FINMA) [Banking Insolvency Ordinance of August 30, 2012], SR 952.05, arts. 56, 61a.

Erläuterungsbericht zur Verordnung über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel (Nov. 25, 2015) (providing commentary).

United States

12 C.F.R. pt. 47 (Office of the Comptroller of the Currency).

12 C.F.R. pt. 252, subpt. I (Board of Governors of the Federal Reserve System).

12 C.F.R. pt. 382 (Federal Deposit Insurance Corporation).

United Kingdom

PRA Rulebook: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015.

Policy Statement PS 25/15, Contractual stays in financial contracts governed by third-country law.

European Union

Article 55 of the EU Bank Recovery and Resolution Act (Directive 2014/59/EU) as implemented in each member jurisdiction.

Other Resolution Regulations

This list shall automatically be deemed to include any laws or regulations in respect of which the International Swaps and Derivatives Association, Inc. has published a Jurisdictional Module to the ISDA Resolution Stay Jurisdictional Modular Protocol.

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